EXHIBIT 99.1

NeuroMetrix, Inc. Reports Total Revenues of $11.8 Million for the First Quarter of 2007, Unchanged from the First Quarter of 2006; Net Loss of $1.4 Million Incurred in the First Quarter of 2007

WALTHAM, Mass.—(BUSINESS WIRE)—May 1, 2007—NeuroMetrix, Inc. (Nasdaq: NURO), a medical device company focused on the design, development and sale of proprietary products used to help physicians diagnose neuropathies, or diseases of the nerves, and neurovascular diseases, announced today the financial results for the three month period ended March 31, 2007.

Total revenues for the three months ended March 31, 2007, the Company’s first quarter, were $11.8 million, the same level of revenues reported for the first quarter of 2006.  During the three month periods ended March 31, 2007 and March 31, 2006, 87% of revenues were derived from biosensor sales, 11% and 13% of revenues, respectively, were derived from diagnostic device sales and 2% and 0% of revenues, respectively, were derived from DigiScope sales.  The DigiScope, a product for the detection of diabetic retinopathy licensed from EyeTel Imaging, Inc., was launched during the first quarter of 2007.

The gross margin percentage for the first quarter of 2007 was 73.7% of revenues, compared with 75.6% of revenues for the first quarter of 2006. In the first quarter of 2007, the gross margin percentage for biosensors was 73.8% of revenues, compared with 74.9% of revenues in the first quarter of 2006, due to a change in the mix of biosensors sold. The gross margin percentage for diagnostic devices was 82.0% of revenues for the first quarter of 2007, compared with 80.3% of revenues for the first quarter of 2006.  Overall gross margins in the first quarter of 2007 were impacted by the gross margins on the DigiScope, which were 18.2%.  DigiScope revenues during the first quarter of 2007 were primarily from existing customer accounts we acquired from EyeTel in connection with our licensing agreement.  Under the terms of our agreement with EyeTel, we remit a portion of DigiScope revenues to them and the agreed upon split of revenues for existing customer accounts is less than the revenue split for new customer accounts.  We expect that the gross margin on DigiScope revenues will increase in future quarters as we secure additional customers.

The net loss for the first quarter of 2007 was $1.4 million, compared with a restated net loss of $103,000 for the first quarter of 2006, including stock-based compensation expense of $568,000 and $737,000 for the first quarter of 2007 and 2006, respectively.

Basic and diluted net loss per share was $(0.11) for the three months ended March 31, 2007, compared with $(0.01) for the three months ended March 31, 2006.

Cash and cash equivalents and short-term investments totaled $38.6 million as of March 31, 2007, compared with $40.3 million as of December 31, 2006.

Shai N. Gozani, M.D., Ph.D., NeuroMetrix’s President & CEO commented, “Our revenues in the first quarter were essentially flat compared with the same period in 2006. However, we experienced a decline in revenues of approximately 17% sequentially from the fourth quarter of 2006. In the fourth quarter of 2006 and the first quarter of 2007, several Medicare carriers issued policies requiring customers using the NC-stat System to submit for reimbursement under a miscellaneous CPT code (95999) rather than the codes used for traditional nerve conduction testing. We believe that our revenues in the first quarter of 2007 were impacted by customers’ uncertainty about the level of reimbursement under this miscellaneous code, additional paperwork requirements necessary to receive reimbursement and the reimbursement environment in general.”

“We also experienced a decline in average biosensor usage per customer account during the first quarter of 2007 likely due to the reimbursement environment. However, we continued to expand our overall active customer count to a total of over 5,200 physician practices and clinics as of the end of the first quarter of 2007, which is a twelve month look back at accounts utilizing the NC-stat System.  A total of 293,200 biosensors were used by our customers during the first quarter of 2007, an increase of 15% over the 255,500 biosensors used by our customers in the first quarter of 2006 and a decline of 5% from the 310,100 biosensors used in the fourth quarter of 2006.”

Dr. Gozani further stated, “We have seen a number of developments on the reimbursement front recently.  Several commercial payers, including certain Blue Cross Blue Shield regional carriers, have taken unfavorable positions toward the NC-stat, referring to it as experimental and investigational.  On the other hand, First Coast Service Options (or FCSO), the Part B Medicare intermediary for Florida and Connecticut, has stated in their most recent nerve conduction policy that the NC-stat is to be reimbursed under the traditional nerve conduction codes not a miscellaneous code as they had previously required.  In so doing, FCSO has appropriately determined that the issue of nerve conduction coding is a matter for the American Medical Association.  We view this as a very positive development for our customers and for NeuroMetrix.”

“We also note that the American Medical Association CPT editorial panel has formed a work group to review reimbursement coding for nerve conduction studies using equipment with automated enhancements, including the NC-stat System and other traditional equipment,” Dr. Gozani commented. “We understand that the work group will be seeking input from physicians across a number of different specialties but we do not know what the timeframe is expected to be for their recommendations.  We look forward to participating in this process.”

“We are working to ensure adequate and fair reimbursement for medically appropriate testing with the NC-stat System, and have assembled a team of resources internally and externally with expertise in healthcare reimbursement to assist us in this effort.  As such, we are building on the fact that the NC-stat has FDA 510(k) clearance as conventional nerve conduction equipment, has been scientifically and clinically validated as evidenced by over forty peer-reviewed publications, abstracts and posters, and is used by a broad base of physician office practices comprised of approximately 15,000 physicians.”

Dr Gozani continued: “We expect that revenues could continue to decline and that we could continue to incur net losses due to the reimbursement issues our customers are facing.   We are focused on helping our customers obtain appropriate reimbursement for NC-stat testing and in protecting and building our physician office business.  To this end, we are pleased to have launched the DigiScope for the detection of diabetic retinopathy, which we are selling alongside the NC-stat.  We look forward to reporting to you throughout the year on our progress with this new product, our internal product development activities, including the launch of our third generation neurodiagnostic platform called ADVANCE, and the clinical development of our drug delivery product.”

“We believe that the ADVANCE platform represents a major engineering, scientific, and clinical advance in the assessment of a range of neuropathies.  We submitted a 510(k) filing with the FDA during the first quarter of 2007. Assuming FDA clearance, we anticipate a mid-year 2007 launch.  ADVANCE has a number of important innovations and features, including the ability to support the performance of needle EMG studies.  This is an important progression for our Company as we integrate our accurate NCS technology with needle EMG for the first time within this platform. We are very enthusiastic about this expanded capability, in particular because it will support our further expansion into specialist markets such as neurology and neurosurgery.”

Company to Host Live Conference Call and Webcast

The Company’s management team will host a live conference call and webcast at 10:00 a.m. Eastern time on Tuesday, May 1, 2007 to discuss the Company’s financial results for the three month period ending March 31, 2007. In addition, the Company may answer questions concerning business and financial developments and trends, and other business and financial matters affecting the Company. The conference call may be accessed in the United States by dialing 888-873-4896 and using the confirmation code 71814826. Internationally, the conference call may be accessed by dialing 617-213-8850, and using the same confirmation code. The webcast, along with the earnings press release and accompanying condensed financial statements, will be accessible from the Company’s website at www.neurometrix.com under the “Investors” tab and a replay of the webcast will be available on the Company’s website for twelve months. A replay of the conference call will be available starting two hours after the call by dialing 888-286-8010, domestically and 617-801-6888, internationally. The confirmation code to access the replay is 79307148. The replay will be available for three months following the conference call.

About NeuroMetrix

NeuroMetrix is a medical device company that is establishing and expanding standards of care through the design, development and sale of proprietary products used to help physicians diagnose and treat neuropathies and neurovascular disorders. Neuropathies are diseases of the peripheral nerves and parts of the spine that frequently are caused by or associated with diabetes, low back pain and carpal tunnel syndrome, as well as other clinical disorders. The NC-stat System, the Company’s neuropathy diagnostic system, has been on the market since May 1999 and is used in over 5,200 physician’s offices and clinics in the United States. Diabetic retinopathy is a common neurovascular complication of diabetes and the leading cause of blindness among working age adults. The Company has exclusive rights in the U.S. physician office arena to market the DigiScope, which is a retinopathy detection system specifically designed for use by primary diabetes care physicians.

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the Company’s or its management’s expectations, hopes, beliefs, intentions or strategies regarding the future. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on it. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with: dependence on the NC- stat System and its components; the Company’s ability to increase its customer base and expand the market for its products; the ability to manage growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payers to the Company’s customers for procedures performed using the NC-stat System; compliance with applicable quality control and manufacturing standards; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to the Company’s products; effectiveness of the Company’s products compared to other medical device products; protection of the Company’s intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; the potential violation of federal or state laws prohibiting “kickbacks” and false and fraudulent claims or adverse affects of challenges to or investigations into the Company’s practices under these laws; product liability lawsuits that may be brought against the

Company; competition; dependence upon computer and communication infrastructure utilized by the Company’s products; potential future publication of articles or announcement of positions by physician associations or other organizations that are unfavorable to the Company’s products; the Company’s capital and financing needs; and any failure of the Company to successfully integrate acquired businesses. These factors are discussed in more detail in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CONTACT:
NeuroMetrix, Inc.
Bradford Smith
781-314-2741
Chief Financial Officer
neurometrix.ir@neurometrix.com

SOURCE:
NeuroMetrix, Inc.

NeuroMetrix, Inc.

Condensed Statement of Operations

(Unaudited)

	Three Months Ended
	March 31, 2007	March 31, 2006
		(as restated)
Revenues:
Diagnostic device	$1,279,204	$1,541,437
Biosensor	10,272,778	10,281,838
Other	205,804	—

Total revenues	11,757,786	11,823,275

Cost of revenues	3,094,618	2,879,913

Gross margin	8,663,168	8,943,362

Operating expenses:
Research and development (1)	1,215,072	1,258,608
Sales and marketing (1)	5,975,938	5,268,253
General and administrative (1)	3,342,218	2,805,249

Total operating expenses	10,533,228	9,332,110

Loss from operations	(1,870,060)	(388,748)

Interest income	492,778	293,586

Loss before provision for income taxes	(1,377,282)	(95,162)
Provision for income taxes	—	7,500

Net income	$(1,377,282)	$(102,662)

Net income per common share:
Basic	$(0.11)	$(0.01)
Diluted	$(0.11)	$(0.01)

Weighted average shares used to compute net income per common share:
Basic	12,605,431	12,414,479
Diluted	12,605,431	12,414,479

(1)  Non-cash stock-based compensation expense included in these amounts is as follows:

Research and development	$ 41,631	$218,751
Sales and marketing	214,140	190,908
General and administrative	311,879	327,554

NeuroMetrix, Inc.

Condensed Balance Sheets

(Unaudited)

	March 31, 2007	December 31, 2006
Assets
Current assets:

Cash and cash equivalents	$6,816,156	$7,909,778
Short-term held-to-maturity investments	31,791,497	32,410,685
Accounts receivable, net	6,715,150	7,698,550
Inventories, net	4,614,227	3,633,389
Prepaid expenses and other current assets	962,996	761,400
Current portion of deferred costs	379,081	370,013

Total current assets	51,279,107	52,783,815

Restricted cash	1,458,598	1,458,598
Fixed assets, net	1,081,206	1,115,436
Deferred costs	324,099	348,430

Total assets	$54,143,010	$55,706,279

Liabilities and Stockholders’ Equity
Current liabilities:

Accounts payable	$2,085,121	$2,766,650
Accrued expenses	6,709,737	6,736,311
Current portion of deferred revenue	1,419,976	1,386,867

Total current liabilities	10,214,834	10,889,828

Deferred revenue	1,252,680	1,335,138
Other long-term liabilities	58,182	72,727

Total liabilities	11,525,696	12,297,693

Stockholders’ equity
Common stock	1,261	1,260
Additional paid-in capital	97,737,846	97,205,145
Deferred compensation	(57,397)	(110,705)
Accumulated deficit	(55,064,396)	(53,687,114)

Total stockholders’ equity	42,617,314	43,408,586

Total liabilities and stockholders’ equity	$54,143,010	$55,706,279